EXHIBIT 99.2

September 11, 2012

Mr. James Sze

Partner

Duane Morris LLP

750 B Street, Suite 2900

San Diego, CA 92101

Dear James,

Per the agreement between Duane Morris and e.Digital dated March 23. 2007, please let this letter serve as e.Digital's required notice to terminate that agreement, effective immediately. This relationship termination only pertains to the Flash-R patent enforcement activities, as outlined in the March 23, 2007 agreement. Based on our audited accounting records, e.Digital has paid Duane Morris all outstanding invoices and moneys due (please let me know immediately if D&M believes this is incorrect in any way). It is our expectation that Duane Morris will continue to be responsible for any matters directly related to those actions in which Duane Morris had previously represented e.Digital, without any additional fees charged to e.Digital.

In acknowledgment of this letter both Duane Morris and e.Digital hereby agree that, other than e.Digital's obligation to pay Duane Morris its share of any remaining Ikegami royalty payments, the termination is in full, with no residual rights or obligations on behalf of either party, specifically with regard to paragraph 5, "Miscellaneous'', and associated "Lien" and "Security Interest" outlined in the paragraph.

Please let me know if you have any questions.

Sincerely,

/s/ Fred Falk

Fred Falk

President & CEO e.Digital Corporation

Please acknowledge your acceptance of the above by signing below

/s/ James Sze

James Sze on behalf of Duane Morris